Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Cloudera, Inc. of our reports dated March 25, 2021, with respect to the consolidated financial statements of Cloudera, Inc. and the effectiveness of internal control over financial reporting of Cloudera, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 25, 2021